UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

April 3, 2007

QUINTANA MARITIME LIMITED

(Exact name of registrant as specified in its charter)

Marshall Islands	000-51412	98-0454094
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Quintana Maritime Limited

c/o Quintana Management LLC

Pandoras 13 & Kyprou Street

166 74 Glyfada

Greece

(Address of principal executive office)

011-30-210-898-6820

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 3, 2007, we entered into a limited liability company agreement, effective March 30, 2007, with Robertson Maritime Investors LLC (“RMI”), an affiliate of Corbin J. Robertson, Jr. and AMCIC Cape Holdings LLC (“AMCIC”), an affiliate of Hans J. Mende, for the formation of Christine Shipco LLC, a joint venture to purchase a newbuilding capesize drybulk carrier. Mr. Robertson is the chairman of our board of directors and the chairman of the Compensation, Nominating and Governance Committee of our board of directors. Mr. Mende is a member of our board of directors. We own a 42.8% interest in the joint venture and each of the affiliates of Mr. Robertson and Mr. Mende own a 28.6% interest in the joint venture.

Quintana will not make any contributions to the joint venture until delivery of the vessel in 2010. Upon delivery of the vessel, Quintana will be responsible to contribute an amount of capital to the joint venture, which when added to certain borrowings by the joint venture, will equal the final delivery installment payment of 50% of the vessel purchase price. After delivery of the vessel, Quintana will be responsible for its pro rata share of costs related to the acquisition of the vessel.

The sole purpose of the joint venture is to purchase, own and operate a newbuilding capesize vessel currently under construction by Imabari Shipbuilding Co. Ltd., a Japanese shipyard, and scheduled to be delivered in 2010 for a purchase price of approximately $72.4 million. It is currently contemplated that the joint venture will enter into a credit facility to finance up to 70% of the purchase price of the capsize vessel.

The joint venture is managed by a three member board of directors consisting of Corbin J. Robertson, Jr., Hans J. Mende, and Stamatis Molaris, each appointed by RMI, AMCIC and Quintana respectively. All decisions of the board of directors will require unanimous approval.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Limited Liability Company Agreement, dated as of March 30, 2007 between Quintana Maritime Limited, Robertson Maritime Investors LLC and AMCIC Cape Holdings LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED

By:	/s/ Steve Putman
Steve Putman
Vice President and General Counsel

Dated: April 9, 2007

EXHIBIT INDEX

Exhibit Number	Description

99.1	Limited Liability Company Agreement, dated as of March 30, 2007 between Quintana Maritime Limited, Robertson Maritime Investors LLC and AMCIC Cape Holdings LLC